Exhibit 99.1

The Juniata Valley Bank and Orrstown Bank Announce Definitive Agreement for Sale of Orrstown’s Path Valley Branch to Juniata
MIFFLINTOWN, PA AND SHIPPENSBURG, PA (December 23, 2022 – The Juniata Valley Bank, a wholly-owned subsidiary of Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”), and Orrstown Bank, a wholly-owned subsidiary of Orrstown Financial Services, Inc. (NASDAQ: ORRF) (“Orrstown”), jointly announced today that they have entered into a Purchase and Assumption Agreement (the “Agreement”) providing for the sale of Orrstown’s Path Valley branch, located at 16400 Path Valley Road in Spring Run, PA, to Juniata.
Pursuant to the terms of the Agreement, The Juniata Valley Bank has agreed to assume certain deposit liabilities totaling approximately $31.7 million and purchase certain assets, including the Path Valley branch real estate, furniture, equipment and cash.  No Orrstown loans are being purchased or sold in the transaction.
The transaction is subject to customary deposit balance adjustments and closing conditions, including the receipt of all required regulatory approvals, and is expected to close in the second quarter of 2023.
The Path Valley branch will remain open as an Orrstown Bank branch through closing and, after closing, will become a branch of The Juniata Valley Bank. Customers of the Path Valley branch will receive additional information regarding the transaction in the near future. Additional information on the transaction will be available in Current Reports on Form 8-K to be filed by both Juniata and Orrstown.
Marcie A. Barber, President and CEO of Juniata, commented on the transaction: “We are excited about this transaction and the opportunity to further serve the Path Valley community by keeping the Path Valley branch office open. The acquisition of the branch is designed to enhance our service to the Path Valley corridor and evidences our commitment to rural banking markets. We look forward to engaging with the businesses and residents that have been served by this branch office. The acquisition of additional core deposits and valued customer relationships will allow us to direct greater resources and expanded banking services to this community and is expected to benefit our shareholders through operating efficiencies anticipated from our enhanced presence in the market.”
“Since we announced our intention to close our Path Valley branch in September, 2022, management and our Board of Directors have focused on ensuring that the banking needs of the Path Valley community would continue to be met. We have engaged with business leaders and residents who live and work in Path Valley, who spoke clearly and passionately about the need for in-person banking in Spring Run due to the distance between the Path Valley branch and other banking locations, as well as the uniqueness of the Path Valley community. We listened, and are pleased to have reached an agreement that will allow the businesses and residents of Path Valley to continue to enjoy in-person branch banking services, while accomplishing our strategic objectives and delivering value to our shareholders,” commented Thomas R. Quinn, Jr., Orrstown’s President and Chief Executive Officer.
“Our Chambersburg, PA (Lincoln Way East), East Earl, PA (Shady Maple), Mechanicsburg, PA (Simpson Street) and Orrstown, PA (Orrstown) branches will close on December 30, 2022 as scheduled,” Mr. Quinn added. “We remain committed to repositioning the franchise to focus on emerging delivery channels and digital solutions and maximizing our efficiency through continued automation. It remains our intention to apply the savings generated by our branch closures toward expense control while also supporting the investments needed to achieve our long-term vision, which includes a robust digital experience to align with evolving client needs.”
Barley Snyder LLP is serving as legal counsel to Juniata and Pillar + Aught is serving as legal counsel to Orrstown in connection with the transaction.
About Juniata Valley Financial Corp.
The Juniata Valley Bank, the principal subsidiary of Juniata, is headquartered in Mifflintown, Pennsylvania, with fifteen community offices located in Juniata, Mifflin, Perry, Centre, Huntingdon, McKean and Potter Counties. More information regarding Juniata and The Juniata Valley Bank can be found online at www.jvbonline.com. Juniata trades through the OTCQX Best Market under the symbol JUVF.
About Orrstown Financial Services, Inc.
With $2.8 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, Kent and Washington Counties, Maryland, as well as Baltimore City, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown and Orrstown Bank, visit www.orrstown.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements reflect the current views of the companies’ respective management with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the banking and certain assumptions, many of which, by their nature, are inherently uncertain and beyond the control of either company. Accordingly, Juniata and Orrstown caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although Juniata and Orrstown believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. If one or more events related to these or other risks or uncertainties materializes, or if underlying assumptions prove to be incorrect, actual results may differ materially from what is anticipated. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and neither Juniata nor Orrstown undertakes any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. For a more complete discussion of certain risks and uncertainties affecting Juniata or Orrstown, please see the sections entitled “Risk

Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in each company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q which have been filed with the Securities and Exchange Commission.
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Juniata Investor Relations Contact:	Orrstown Investor Relations Contact:
Michael Wolf	Neil Kalani
SVP, Chief Financial Officer	EVP, Chief Financial Officer
Phone: (717) 436-7203	Phone: (717) 510-7097